EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
SUB-ITEM 77C:
  Submission of matters to a vote of security holders.

(c)	A Special Meeting of Shareholders (the "Meeting") of the
Boston Partners Bond Fund (the "Portfolio") of The RBB
Fund, Inc. (the "Fund") was called to order at 10:00 a.m.
on February 25, 2002, in the Fund's offices located at the Bellevue Park Corporate Center, 400 Bellevue Parkway, 4th
Floor Conference Room, Wilmington, Delaware 19809, pursuant to notice given to all shareholders of record on February 1, 2002.

	The Chairman stated that the first and only order of business was the approval or disapproval by the Portfolio's shareholders of the proposal to liquidate and terminate the Portfolio.

	RESOLVED, that the liquidation and termination of the Boston Partners Bond Fund as set forth in a Plan of Liquidation and Termination adopted by the Board of Directors of the Fund, including an amendment to the Fund's
Articles of Incorporation to cancel the outstanding shares of the Portfolio be, and hereby is, approved.

The results of the voting:

BOSTON PARTNERS BOND FUND

   FOR: 775,984.942 VOTES

   AGAINST::  1195.687 VOTES

   ABSTAIN:  0 VOTES

The proposal received the requisite votes for its approval.


EXHIBIT B:
SUB-ITEM 77D: Policies with respect to security investments

(a)(1)	The investment policies of the Institutional and
Investor Classes of the Boston 	Partners Large Cap Value
Fund, Boston Partners Mid Cap Value Fund, Boston 	Partners
Small Cap Value Fund II, Boston Partners Long/Short Equity
Fund and 	Boston Partners Bond Fund have been revised.

The revised policies, as they appear below, were
approved by Unanimous 	Consent of the Registrant's Board
of Directors on December 18, 2001.

BOSTON PARTNERS LARGE CAP VALUE FUND
 (INSTITUTIONAL AND INVESTOR CLASS)

Revised Policy:	The Fund pursues its goals by investing,
under normal circumstances, at least 80% of net assets (including borrowings for investment purposes) in a diversified portfolio consisting primarily of equity securities, such as common stocks of issuers with a market capitalization of $1 billion or greater and identified by Boston
Partners Asset Management L.P. (the "Adviser") as having value characteristics. The Fund will notify shareholders 60 days in advance of any change to this policy.


BOSTON PARTNERS MID CAP VALUE FUND
 (INSTITUTIONAL AND INVESTOR CLASS)

Revised Policy:	The Fund pursues its goal by investing, under
normal circumstances, at least 80% of net assets
(including borrowings for investment purposes) in a diversified portfolio consisting primarily of equity securities, such as common stocks of issuers with a market capitalization of between $200 million and $6 billion and identified by Boston Partners Asset Management L.P. (the
"Adviser") as having value characteristics.  The
Fund will notify shareholders 60 days in advance of any change to this policy.


BOSTON PARTNERS SMALL CAP VALUE FUND II
 (INSTITUTIONAL AND INVESTOR CLASS)

Revised Policy:	The Fund pursues its goal by investing, under
normal circumstances, at least 80% of net assets
(including borrowings for investment purposes) in a diversified portfolio consisting primarily of equity securities, such as common stocks of issuers with market capitalizations that do not exceed $1.5 billion when purchased by the Fund and identified by Boston Partners Asset Management
L.P. (the "Adviser") as having value
characteristics. The Fund will notify shareholders
60 days in advance of any change to this policy.


BOSTON PARTNERS LONG/SHORT EQUITY FUND
 (INSTITUTIONAL AND INVESTOR CLASS)

Revised Policy:	The Fund intends, under normal circumstances,
to invest at least 80% of net assets (including borrowings for investment purposes) in equity securities. The Fund will notify shareholders 60 days in advance of any change to this policy.


BOSTON PARTNERS BOND FUND (INSTITUTIONAL AND INVESTOR CLASS)

Revised Policy:	The Fund invests under normal circumstances
at least 80% of net assets (including borrowings for investment purposes) in bonds, including corporate debt obligations and mortgage-backed and asset-backed securities (collectively, "Debt
Securities") rated investment-grade or better at the time of purchase by Standard & Poor's Ratings
Group ("S&P") or Moody's Investors Service, Inc.
("Moody's") or which are similarly rated by another nationally recognized statistical rating organization ("Rating Organization"). The fund will notify shareholders 60 days in advance of any change to this policy.

The Fund may also purchase Debt Securities which are unrated but deemed by Boston Partners Asset
Management L.P. (the "Adviser") to be comparable in quality to investment-grade instruments. The
Fund may invest up to 25% of its total assets at the time of purchase in Debt Securities rated "Ba" and "B" by Moody's or "BB" and "B" by S&P or which are similarly rated by another Rating Organization
(i.e., high yield, high risk securities) or are unrated but deemed by the Adviser to be comparable in quality to instruments that are so rated. The
Fund may invest up to 50% of its total assets at the time of purchase in U.S. government obligations exclusive of Fannie Maes, Ginnie Maes or Freddie Macs and 15% of its total assets at the time of purchase in convertible securities.


(a)(2)	The investment policy of the Schneider Small Cap
Value Fund has been revised.

The revised policy, as it appears below, was approved
by Unanimous 	Consent of the Registrant's Board of
Directors on December 18, 2001.


SCHNEIDER SMALL CAP VALUE FUND

Revised Policy:	Under normal circumstances, at least 80% of
the Fund's net assets (including borrowings for investment purposes) will be invested in small cap companies described above. As of September 30, 2001, the company with the largest market capitalization in the Russell 2000 Index was $2.4 billion and the weighted average market capitalization of companies that comprised the Russell 2000 Index was $720 million. The Russell
2000 Index is an unmanaged index composed of the 2,000 smallest stocks in the Russell 3000 Index, a market value weighted index of the 3,000 largest
U.S. publicly-traded companies. As of September
30, 2001, the weighted average capitalization of companies held by the Fund was $630 million.



EXHIBIT C:
SUB-ITEM 77Q1: Exhibits

(b)(1)	Revisions to the investment policies of the
Institutional and Investor Classes of the Boston
Partners Large Cap Value Fund, the Boston Partners Mid Cap Value
Fund, the Boston Partners Small Cap Value Fund II, the Boston Partners Long/Short Equity Fund and the Boston Partners Bond Fund are incorporated herein by reference to Registrant's Post-Effective Amendment
No. 76 filed with the Commission on December 7, 2001.

(b)(2)  Revisions to the investment policy of the Schneider
Small Cap Value Fund are incorporated herein by reference to Registrant's Post-Effective Amendment No.
76 filed with the Commission on December 7, 2001.